                                                           Exhibit No. EX-99.m.3

                             THE OLSTEIN [NEW] FUND
                   DISTRIBUTION AND SHAREHOLDER SERVICING PLAN

                                     FOR THE
                                 CLASS A SHARES

     The following  Distribution and Shareholder Servicing Plan (the "Plan") has
been adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act") by The Olstein  Funds (the  "Trust") for the use of the
Olstein [NEW] series of the Trust (the "Fund") and its Class A shares.  The Plan has been  approved  by the vote of a majority  of the Board of  Trustees  of the
Trust,  including a majority of the Trustees who are not  interested  persons of the Trust and who have no direct or indirect financial interest in the operation of the Plan (the "Independent Trustees"), cast in person at a meeting called for the purpose of voting on such Plan.

     In  reviewing  the Plan,  the Board of  Trustees  determined  that the Plan should provide for the payments  described  herein and that adoption of the Plan would  be  prudent  and in the  best  interests  of the  Fund  and  the  Class A shareholders.  Such approval  included a  determination  that in the exercise of their reasonable business judgment and in light of their fiduciary duties, there is a reasonable  likelihood  that the Plan will benefit the Fund and the Class A shareholders.

     The Provisions of the Plan are:

     1. The Trust shall pay to Olstein &  Associates  a monthly fee of 0.25% per annum of the average daily net assets of the Fund represented by Class A shares.
Such  payments are intended to compensate  Olstein & Associates,  L.P. or others for, among other things:  (a) expenses incurred by such parties in the promotion and  distribution  of the Class A shares,  including  but not  limited  to,  the printing  of  prospectuses  and  reports  used for sales  purposes,  expenses of preparation of sales literature and related expenses,  advertisements, and other distribution-related  expenses,  as  well  as  any  distribution  fees  paid  to
securities  dealers  or  others;  and  (b)  furnishing   personal  services  and
maintaining  shareholder accounts,  which services include,  among other things, assisting  in,  establishing  and  maintaining  customer  accounts  and records, assisting  with  purchase and  redemption  requests,  arranging  for bank wires, monitoring dividend payments from the Fund to customers, receiving and answering correspondence,  and aiding in maintaining their respective customers;  all such services being provided in connection with the Class A shares.

     Any amounts paid under this paragraph  shall be shall be paid pursuant to a distribution,  servicing or other  agreement  which form of  agreement  has been approved from time to time by Board, including the Independent Trustees.

     2. The  payments  described  in  paragraph  1 shall be made  monthly by the
Trust.  In no event  shall the  payments  made  under  the Plan,  plus any other payments deemed to be made pursuant to the Plan,  exceed the amount permitted to be paid pursuant to the Conduct Rules of the National  Association of Securities
Dealers, Inc.

     3. Olstein & Associates,  L.P. shall collect and monitor the  documentation of payments made under  paragraphs 1 and 2 above, and shall furnish to the Board of Trustees of the Trust,  for their  review,  on a quarterly  basis,  a written report of the monies paid under the Plan,  as well as the  purpose(s)  for which such  payments  were made,  and shall furnish the Board of Trustees of the Trust with such other  information as the Board may  reasonably  request in connection with the  payments  made  under  the Plan as to the  Class A shares  in order to enable the Board to make an informed determination of whether the Plan should be continued for the class.

     4. The Plan  shall  continue  in effect  for a period of more than one year only so long as such  continuance  is  specifically  approved as required by the
1940 Act  (currently,  at  least  annually  by the  Trust's  Board of  Trustees, including a majority  of the  Independent  Trustees  cast in person at a meeting called for the purpose of voting on the Plan).

     5. The Plan, or any  agreements  entered into pursuant to the Plan,  may be terminated  at any time,  without  penalty,  on not more than  sixty  (60) days'
written  notice  by  (a)  the  vote  of a  majority  of the  outstanding  voting securities  of the  Class  A  shares,  or (b)  the  vote  of a  majority  of the
Independent  Trustees  cast in person at a meeting  called  for the  purpose  of voting on the Plan.

     6. The Plan and any agreements entered into pursuant to the Plan may not be amended to increase  materially the amount to be spent by the Trust on behalf of the Class A shares  pursuant to  Paragraphs  1 or 2 hereof  without  approval as required by the 1940 Act  (currently,  by a majority of the  outstanding  voting securities of the class).

     7. All material  amendments  to the Plan,  or any  agreements  entered into pursuant to this Plan, shall be approved as required by the 1940 Act (currently, by a vote of the Independent Trustees cast in person at a meeting called for the purpose of voting on any such amendment or agreements).

     8. So long as the Plan is in effect,  the Trust's  Board of  Trustees  must satisfy the fund  governance  standards as defined in Rule  0-1(a)(7)  under the
1940 Act.

     9. This Plan shall take effect on the ___ day of ____________, 2006.